EXHIBIT 10.3

                       BIOGRAPHY OF EDWARD T. SCHAFER

     Edward Schafer has served as a consultant to Bion since July 2010 and will join the Company's senior management team as Executive Vice Chairman and a member of the Company's Board of Directors on January 1, 2010. Mr. Schafer has served as a trustee of the Investors Real Estate Trust ('IRET') since September 2009; he also served as a trustee of the IRET from September 2006 through December 2007, when he resigned from the IRET's Board to serve as Secretary of the U.S. Department of Agriculture under President George W. Bush. Mr. Schafer, a private investor, is a former Governor of North Dakota. He served as Chief Executive Officer of Extend America, a telecommunications company, from 2001 to 2006, and he has been a member of the Boards of RDO Equipment Co., a privately-owned agricultural and construction equipment company (August 2001 to July 2003), the Theodore Roosevelt-Medora Foundation (September 2004 through December 2007), and the University of North Dakota Foundation (June 2005 to December 2007). Mr. Schafer brings the following experience, qualifications, attributes and skills to the Company: general business management and strategic planning experience from his service as Chief Executive Officer of Extend America and extensive government, regulatory, strategic planning, administrative and public affairs experience from his service as Governor of North Dakota and Secretary of the Department of Agriculture.